Exhibit 10.1

WARRANT EXERCISE AGREEMENT

This WARRANT EXERCISE AGREEMENT (the “Agreement”), dated as of May 12, 2022, is made by and between Vinco Ventures, Inc., a Nevada corporation, with headquarters located at 6 North Main Street, Fairport, NY 14450 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Series A September 2021 Warrants (as defined below).

A. Pursuant to that certain Warrant Exercise Agreement dated as of September 1, 2021 by and between the Company and the investor named therein (as amended, the “September 2021 WEA”), the Company sold Series A Warrants, each representing the right to acquire shares of Common Stock at an initial exercise price of $9.00 (the “Existing Series A September 2021 Exercise Price”), subject to adjustments as provided therein and herein (collectively, as amended, including pursuant to the terms hereof, the “Series A September 2021 Warrants”),

B. Pursuant to the terms and conditions set forth herein, the Company and the Holder desire: (i) to adjust the Existing Series A September 2021 Exercise Price to the Adjusted Series A September 2021 Exercise Price (as defined herein), subject to further adjustments as provided therein and herein, pursuant to Section 2(e) of the Series A September 2021 Warrants and (ii) for the Holder to exercise on the Closing Date such number of Series A September 2021 Warrants set forth on the Holder’s signature page attached hereto (the “Exercised Warrants”) representing the right to acquire shares (the “Exercised Warrant Shares”) of Common Stock.

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	AMENDMENT AND CASHLESS EXERCISE OF SERIES A SEPTEMBER 2021 WARRANTS.

(a) Subject to the satisfaction (or waiver) of the conditions set forth in Sections 4 and 5 below, the Company and the Holder hereby agree that:

(i) pursuant to Section 2(e) of the Series A September 2021 Warrants, from and after the date hereof through the Expiration Date (as defined in Series A September 2021 Warrants), but subject to further adjustments as provided herein or in the Series A September 2021 Warrants, the Existing Series A September 2021 Exercise Price shall be reduced to such Exercise Price (as defined in the Series A September 2021 Warrants) necessary in the Cashless Exercise formula set forth in Section 1(d) of the Series A September 2021 Warrants that would require the Company at the applicable Share Delivery Date (as defined in the Series A September 2021 Warrants) to deliver 50% of a share for each Series A September 2021 Warrant exercised pursuant to a Cashless Exercise (as defined in the Series A September 2021 Warrants) (the “Adjusted September 2021 Exercise Price”), and immediately after giving effect to such voluntary adjustment of the Existing Series A September 2021 Exercise Price, the Holder shall on the Closing Date exercise its Exercised Warrants into the Exercised Warrant Shares pursuant to a Cashless Exercise (as defined therein) in accordance with Section 2(d) of the Series A September 2021 Warrants;

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(ii) the Company shall issue and deliver to the Holder the Exercised Warrant Shares as set forth in Section 1 of the Series A September 2021 Warrants.

(b) On or prior to the second (2nd) Business Day following the Shareholder Approval Date (as defined below), the Company shall deliver to the Holder an additional number of Exercised Warrant Shares as additional consideration for the exercise of the Holder’s Exercised Warrants issued on the Closing Date pursuant to Section 1(a) equal to 7.0% of such Holder’s Exercised Warrants. As used herein, the “Shareholder Approval Date” means the later of the dates that the Company obtains the approval of its shareholders (i) for the issuance of all the shares of Common Stock issuable pursuant to that certain Exchange Agreement dated as of May 12, 2022 by and among the Company and the holder listed on the signature page attached thereto, without giving effect to any limitation on exercise set forth in the Outstanding Warrants (as defined therein) or therein and without giving effect to the 19.99% Cap (as defined therein) and (ii) of the Stockholder Resolutions (as defined in each of that certain Warrant Exercise Agreement dated as of November 11, 2021 by and between the Company and the holder listed on the signature page attached thereto, as amended, and that certain Warrant Exercise Agreement dated as of December 20, 2021 by and between the Company and the holder listed on the signature page attached thereto), as amended, and effects any related amendment to its Articles of Incorporation to give effect to such Stockholder Resolutions.

2.	EXCHANGE; CLOSING.

(a) Procedure. At or before the Closing, the Company shall credit to the balance account of the Holder with The Depository Trust Company through its Deposit / Withdrawal at Custodian system (with such DWAC Instructions set forth in column (3) on Schedule I attached hereto), the Exercised Warrant Shares.

(b) Closing. The date and time of the closing (the “Closing”) of the transactions specified in Sections 1 and 2(a) above (the “Closing Date”) shall be 9:00 a.m., New York City time, on May 19, 2022, subject to the notification of satisfaction (or waiver) of the conditions to Closing set forth in Sections 4 and 5 hereof. The Closing shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 and may be undertaken remotely by electronic exchange of documentation.

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(c) Buy-In. If the Company shall fail for any reason or for no reason to issue to the Holder on the Closing Date the Exercised Warrant Shares by electronic delivery at the applicable balance account at DTC, and if on or after the Closing Date the Holder effects a Buy-In, then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay the Buy-In Price in cash, at which point the Company’s obligation to deliver such Exercised Warrant Shares (but not the Company’s obligation to deliver Exercised Warrants pursuant to Section 1) shall terminate, or (ii) promptly honor its obligation to electronically deliver to the Holder such unlegended Exercised Warrant Shares as provided above and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price (as defined in the Series A September 2021 Warrants) over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the date hereof and ending on the date the Company satisfies its obligations in full pursuant to this Section 2(c).

3.	REPRESENTATIONS, AGREEMENTS, WARRANTIES AND COVENANTS.

(a) Holder Representations, Warranties and Covenants. The Holder hereby represents and warrants to the Company that:

(i) Authorization; Enforcement; Validity. The Holder has the power and authority to execute and deliver this Agreement and perform its obligations hereunder; and this Agreement and the transactions contemplated hereby have been duly authorized by the Holder. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(ii) No Conflicts. The execution, delivery and performance by the Holder of this Agreement and the consummation by the Holder of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

(b) Company Representations, Warranties and Covenants. The Company hereby represents, warrants, agrees and covenants, as applicable, to and with the Holder that:

(i) Solvency. Neither the Company nor any of its subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have knowledge that its creditors or its subsidiaries’ creditors intend to initiate involuntary bankruptcy proceedings or knowledge of any fact which would reasonably lead a creditor to do so. The Company and its subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby will not be, Insolvent. As used herein, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

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(ii) Organization and Qualification. Each of the Company and each of its subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform any of its obligations hereunder.

(iii) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by the Company’s Board of Directors and no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement has been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(iv) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Exercised Warrant Shares) will not (i) result in a violation of the Company’s Certificate of Incorporation or Bylaws or other organizational documents of the Company or any of its subsidiaries, any capital stock of the Company or any of its subsidiaries or the articles of association or bylaws of the Company or any of its subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of Principal Market and including all applicable foreign, federal laws, rules and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected.

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(v) Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and the Company is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings contemplated by this Agreement. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock in the foreseeable future. The issuance by the Company of the Exercised Warrant Shares shall not have the effect of delisting or suspending the Common Stock from the Principal Market.

(vi) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, the Common Stock or any of the Company’s subsidiaries or any of the Company’s or its subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

(vii) SEC Filings. As of their respective filing dates, the Company’s filings with the SEC under the 1934 Act during the two (2) years prior to the date hereof (the “SEC Documents”), complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company represents that, as of the date hereof, no material event or circumstance has occurred which would be required to be publicly disclosed or announced on a Current Report on Form 8-K, either as of the date hereof or solely with the passage of time by the Company but which has not been so publicly announced or disclosed.

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(viii) Disclosure of Transactions and Other Material Information. The Company shall file a current report on Form 8-K (the “8-K Filing”) on or before 8:30 a.m., New York City time, on May 13, 2022, in the form required by the 1934 Act, relating to the transactions contemplated by this Agreement (including, without limitation, all schedules and exhibits to such agreement, if any) as an exhibit to such filing. From and after the filing of the 8-K Filing with the SEC, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and the Holder or any of its Affiliates, on the other hand, shall terminate and be of no further force or effect. The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, Affiliates, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates employees or agents delivers any material, non-public information to the Holder without the Holder’s express prior written consent, the Company hereby covenants and agrees that the Holder’s shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents with respect to, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company.

(ix) No Integration Actions. None of the Company, any of its Affiliates or any Person acting on behalf of the Company or such Affiliate will sell, offer for sale or solicit offers to buy in respect of any security (as defined in the 1933 Act) that would be integrated with the issuance of the Exercised Warrant Shares in a manner that would require the registration under the 1933 Act of the issuance to the Holder or require shareholder approval under the rules and regulations of the Principal Market, and the Company will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the 1933 Act or the rules and regulations of the Principal Market.

(x) Outstanding Shares. As of the date hereof, there are 188,052,593 shares of Common Stock issued and outstanding.

(xi) Investment Company Status. The Company is not, and upon consummation of the transactions contemplated hereunder will not be, an “investment company,” an affiliate of an “investment company, “ a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(xii) Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor any of its Subsidiaries nor, to the best of the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries or any other business entity or enterprise with which the Company or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

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(xiii) Money Laundering. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (x) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (y) any regulations contained in 31 CFR, Subtitle B, Chapter V.

(xiv) Acknowledgement Regarding Holder’s Trading Activity. It is understood and acknowledged by the Company that (i) following the public disclosure of the transactions contemplated by this Agreement, in accordance with the terms thereof, the Holder has not been asked by the Company or any of its Subsidiaries to agree, nor has the Holder agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any securities of the Company, or “derivative” securities based on securities issued by the Company or to hold any securities for any specified term; (ii) the Holder, and counterparties in “derivative” transactions to which the Holder is a party, directly or indirectly, presently may have a “short” position in the Common Stock which was established prior to such Holder’s knowledge of the transactions contemplated by this Agreement; (iii) the Holder shall not be deemed to have any affiliation with or control over any arm’s-length counterparty in any “derivative” transaction; and (iv) the Holder may rely on the Company’s obligation to timely deliver shares of Common Stock upon conversion, exercise or exchange, as applicable, of the Exercised Warrants as and when required pursuant to the terms thereof for purposes of effecting trading in the Common Stock of the Company. The Company further understands and acknowledges that following the public disclosure of the transactions contemplated by this Agreement pursuant to the 8-K Filing the Holder may engage in hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock) at various times during the period that the Exercised Warrants or the shares of Common Stock issuable upon exercise thereof are outstanding, including, without limitation, during the periods that the value and/or number of the such shares of Common Stock deliverable thereunder are being determined and such hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock), if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any of the documents executed in connection herewith or therewith.

(xv) Registration Statement. As of the Closing Date, the Company’s Registration Statement on Form S-1 (Registration No. 333-260080) (x) shall be effective and available for use by the Holder for the sale of any shares issuable upon the exercise of any Exercised Series A September 2021 Warrants, (y) will not contain, as of the Closing Date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (z) will comply in all material respects with the 1933 Act and the applicable rules and regulations of the SEC thereunder.

4.	CONDITIONS TO ComPANY’S OBLIGATIONs hereunder.

The obligations of the Company to the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

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(a) The Holder shall have duly executed this Agreement and delivered the same to the Company; and

(b) The representations and warranties of the Holder shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and the Holder shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Holder at or prior to the Closing Date.

5.	CONDITIONS TO HOLDER’S OBLIGATIONs HEREUNDER.

The obligations of the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Holder’s sole benefit and may be waived by the Holder in respect of itself at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have duly executed this Agreement and delivered the same to the Holder;

(b) The Company’s Registration Statement on Form S-1 (Registration No. 333-260080) shall be effective and available for use by the Holder for the sale of any shares issuable upon the exercise of any Series A September 2021 Warrants;

(c) The Company shall have obtained the listing of all of the Exercised Warrant Shares on each Eligible Market on which the Common Stock is then listed for trading;

(d) The representations and warranties of the Company under this Agreement shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date;

(e) The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market;

(f) Counsel for the Company shall have delivered a legal opinion to the Company’s transfer agent instructing the transfer agent to deliver the Exercised Warrant Shares to the Holder’s balance account with The Depository Trust Company through its Deposit / Withdrawal at Custodian system in accordance with the provisions of Section 2(a) hereof, and the Company’s transfer agent shall have delivered the Exercised Warrant Shares to such balance account;

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(g) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the transactions contemplated hereby; and

(h) Since the date hereof, no event that could be reasonably expected to cause a Material Adverse Effect shall have occurred.

6.	TERMINATION.

In the event that the Closing shall not have occurred by on or before five (5) Business Days from the date hereof, other than due to the Holder’s failure to satisfy the conditions set forth in Section 4 hereof, the Holder shall have the option to terminate this Agreement at the close of business on such date without liability of any party to any other party. Upon such termination, the terms hereof shall be null and void.

7.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

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(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e) Entire Agreement; Amendments. This Agreement shall supersede all other prior oral or written agreements among the Holder, the Company, their Affiliates and persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. The parties hereto agree that they will have deemed to have consented to any amendment, modification or waiver of this Agreement if such amendment, modification or waiver was approved by an instrument in writing signed by the Company and Hudson Bay Master Fund Ltd. unless such amendment, modification or waiver (x) disproportionately affects one or more holders of the Series A September 2021 Warrants (it being understood that Hudson Bay Master Fund Ltd. holds other securities issued by the Company and may acquire other securities of the Company in the future and Hudson Bay Master Fund Ltd. may receive consideration or benefits in its capacity as a holder of such other securities without impacting such proportionality determination hereunder) or (y) imposes any financial obligation or liability on Hudson Bay Master Fund Ltd. or the Holder without such party’s prior written consent (which may be granted or withheld in such party’s sole discretion).

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) three (3) Business Days after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Vinco Ventures, Inc.
6 North Main Street
Fairport, NY 14450
Telephone: (866) 900-0992
Facsimile: (908) 235-4373
Attention: Chief Executive Officer
E-Mail: Lking@Vincoventures.com

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With a copy (for informational purposes only) to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
Telephone: (732) 395-4400
Facsimile: (732) 395-4401
Attention: Joseph Lucosky, Esq.; Adele Hogan, Esq.
E-Mail: jlucosky@lucbro.com; ahogan@lucbro.com

If to the Transfer Agent:

Nevada Agency and Transfer Company
50 W. Liberty Street, Suite 880
Reno, Nevada 89501
Telephone: (775) 322-0626
Facsimile: (775) 322-5623
Attention: Tiffany Baxter
E-Mail: stocktransfer@natco.com

If to a Holder, to its address, e-mail address and facsimile number set forth on the Schedule of Holders, with copies to such Holder’s representatives as set forth on the Schedule of Holders,

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

Attention: Eleazer N. Klein, Esq.

E-mail: eleazer.klein@srz.com

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or to such other address, e-mail address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change, provided that Schulte Roth & Zabel LLP shall only be provided copies of notices sent to the lead Holder. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail containing the time, date, recipient facsimile number and, with respect to each facsimile transmission, an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. Notwithstanding anything to the contrary under the Series A September 2021 Warrants and the September 2021 WEA, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Series A September 2021 Warrants or Exercised Warrant Shares, except to the extent any Exercised Warrant Shares are sold in the open market; provided that no Exercised Warrant Shares may be sold in the open market before the Minimum Holding Date.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. The representations, warranties and covenants of the Company and the Holder contained herein shall survive the Closing and delivery of the Exercised Warrant Shares.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(l) Fees and Expenses. The Company shall reimburse the Holder for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby, by paying any such amount to Schulte Roth & Zabel LLP (the “Holder Counsel Expense”) by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP delivered to the Company on or prior to the Closing. The Holder Counsel Expense shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the transactions contemplated hereby, if any.

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(m) Minimum Holdings. The Holder hereby agrees to be the holder of a number of shares of Common Stock that is not less than the number of Exercised Warrant Shares issued to the Holder pursuant to Section 1(a) until the earlier to occur of (i) June 17, 2022 and (ii) the day after the record date with respect to the first annual or special meeting of the Company’s stockholders held after the date hereof. For the avoidance of doubt, this Section 7(m) shall not restrict the Holder from selling, transferring or otherwise disposing of any Exercised Warrant Shares issued to the Holder pursuant to Section 1(a) as long as the Holder continues to hold as of the close of business on any Trading Day during the period specified in the immediately preceding sentence a number of shares of Common Stock equal to the number of Exercised Warrant Shares issued to the Holder pursuant to Section 1(a).

(n) Amendment of September Warrants. The Company and the Holder hereby agree, effective immediately prior to the exercise of the Exercised Warrants that Sections 2(b), 4(c), 19(c), 19(e), 19(h) and 19(o) of the Series A September Warrant are each hereby and amended and restated, as follows: “Intentionally omitted”. This Section 7(n) shall supersede Section 7(o) of that certain Warrant Exercise Agreement dated as of December 20, 2021 by and between the Company and the investor named therein.

(o) Independent Nature of Buyers’ Obligations and Rights. The obligations of the Holder and each other holder of Series A September 2021 Warrants are several and not joint with the obligations of the Holder, and the Holder shall not be responsible in any way for the performance of the obligations of any other holder of Series A September 2021 Warrants under this Agreement or any agreement contemplated hereby. Nothing contained herein or in any other agreement, and no action taken by the Holder pursuant hereto or thereto, shall be deemed to constitute the Holder, the other holders of Series A September 2021 Warrants as, and the Company, and any subsidiary thereof (as the case may be) acknowledges that the Holder and the other holders of Series A September 2021 Warrants do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that they are in any way acting in concert or as a group or entity, and the Company and any subsidiary shall not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement or any other agreement contemplated hereby or any matters, and the Company and any subsidiary thereof (as the case may be) acknowledges that the Holder and the other holders of Series A September 2021 Warrants are not acting in concert or as a group, and the Company and any subsidiary thereof (as the case may be) shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement or any other agreement contemplated hereby. The decision of the Holder to enter into this Agreement has been made by the Holder independently of any other holder of Series A September 2021 Warrants. The Holder acknowledges that no other holder of Series A September 2021 Warrants has acted as agent for the Holder in connection with the Holder making its entering into this Agreement and that no other holder of Series A September 2021 Warrants will be acting as agent of the Holder in connection with monitoring the Holder’s investment in the Exercised Warrants or Exercised Warrant Shares or enforcing its rights under this Agreement or any other agreement contemplated hereby. The Company and the Holder confirms that the Holder has independently participated with the Company and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other agreement contemplated hereby, and it shall not be necessary for any other holder of Series A September 2021 Warrants to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY:

VINCO VENTURES, INC.

By:
Name:	Lisa King
Title:	Chief Executive Officer

[Signature Page to Warrant Exercise Agreement]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

HOLDER:

HUDSON BAY MASTER FUND LTD.

By:
Name:
Title:

Exercised Warrants:

[Signature Page to Warrant Exercise Agreement]

SCHEDULE I

(1)	(2)	(3)	(4)
Holder	Address and Facsimile Number	DWAC Instructions	Legal Representative’s Address and Facsimile Number